As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-88250

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CALIFORNIA MICRO DEVICES CORPORATION

(Exact name of registrant as specified in its charter)

California	94-2672609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

430 N. McCarthy Boulevard, #100 Milpitas CA	95035-5112
(Address of principal executive offices)	(Zip Code)

VP Sales Option Program

and

VP Finance & Administration and CFO Option Program

and

1995 Stock Option Plan,

Amended as of July 26, 1996, July 18, 1997, August 7, 1998,

August 1, 2000, and August 7, 2001

and

1995 Non-Employee Directors’ Stock Option Plan,

Amended as of July 26, 1996,

July 18, 1997, August 7, 1998,

August 1, 2000, and August 7, 2001

(Full title of the plans)

Robert V. Dickinson	Copy to:
President and Chief Executive Officer	Stephen M. Wurzburg, Esq.
California Micro Devices Corporation	Pillsbury Winthrop LLP
430 N. McCarthy Boulevard, #100	2475 Hanover Street
Milpitas, CA 95035-5112	Palo Alto, CA 94304
(408) 263-3214	(650) 233-4500

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock: To be issued under the VP Sales Option Program	100,000	$4.30(5)	$430,000	$39.56 (7)
Common Stock: To be issued under the VP Finance & Administration and CFO Option Program	100,000	$5.02(5)	$502,000	$46.18 (7)
Common Stock: To be issued under the 1995 Stock Option Plan, Amended as of July 26, 1996, July 18, 1997, August 7, 1998, August 1, 2000, and August 7, 2001	500,000(3)	$5.20(6)	$2,600,000	$239.20 (7)
Common Stock: To be issued under the 1995 Non-Employee Directors’ Stock Option Plan, Amended as of July 26, 1996, July 18, 1997, August 7, 1998, August 1, 2000, and August 7, 2001	70,000(4)	$5.20(6)	$364,000	$33.49 (7)
Total Registration Fee	N/A	N/A	N/A	$358.43 (7)

(1)	The securities to be registered include options and rights to acquire Common Stock.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Constitutes 500,000 additional shares of Common Stock issuable under the 1995 Stock Option Plan. 3,155,000 shares of Common Stock issuable under the 1995 Stock Option Plan were previously registered on the following Registration Statements: Form S-8, filed August 4, 2000, Registration No. 333-43138; Form S-8, filed August 19, 1998, Registration No. 333-61833; Form S-8, filed January 27, 1998, Registration No. 333-44959; Form S-8, filed August 15, 1996, Registration No. 033-10257; and Form S-8 filed August 17, 1995, Registration No. 033-61907.
(4)	Constitutes 70,000 additional shares of Common Stock issuable under the 1995 Non-Employee Directors’ Stock Option Plan. 320,000 shares of Common Stock issuable under the 1995 Non-Employee Directors’ Stock Option Plan were previously registered on the following Registration Statements: Form S-8, filed August 4, 2000, Registration No. 333-43138; Form S-8, filed August 19, 1998, Registration No. 333-61833; Form S-8, filed January 27, 1998, Registration No. 333-44959; Form S-8, filed August 15, 1996, Registration No. 033-10257; and Form S-8 filed August 17, 1995, Registration No. 033-61907.
(5)	Calculated pursuant to Rule 457(h) under the Securities Act, based upon the price at which the options may be exercised.
(6)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the Nasdaq National Market on May 10, 2002.
(7)	Previously paid.

This Post-Effective Amendment shall become effective upon filing in accordance with Rule 464 under the Securities Act.

TRANSFER AND DE-REGISTRATION OF SHARES

Background

This post-effective amendment concerns only those shares of no par value common stock (“Common Stock”) of California Micro Devices Corporation (the “Company”) issuable under the 1995 Employee Stock Option Plan (the “1995 Employee Plan”) and under the 1995 Non-Employee Directors’ Stock Option Plan (the “1995 Directors Plan”).

On June 22, 2004, the Board of Directors of the Company adopted the 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) which became effective on August 12, 2004 (the “Effective Date”) and is a successor to both the 1995 Employee and Directors Plans. As of the Effective Date, no further awards shall be made under the 1995 Employee and Directors Plans other than awards covering up to 50,000 shares of Common Stock under the subplan of the 1995 Employee Plan for employees and consultants of the United Kingdom (the “Subplan”).

There are 280,516 shares of Common Stock that were originally reserved under the 1995 Employee Plan and which, as of the Effective Date, were not subject to outstanding options under the 1995 Employee Plan, had not been issued pursuant to the prior exercise of options granted under the 1995 Employee Plan, and were not reserved under the Subplan (the “Ascertainable Unused Employee Shares”). In addition, there are 2,177,391 shares of Common Stock originally reserved under the 1995 Employee Plan which as of the Effective Date were subject to outstanding options under the 1995 Employee Plan other than under the SubPlan, some number of which options will lapse, expire, or otherwise terminate in the future without being exercised (the “Indeterminate Unused Employee Shares”). The Company is transferring all of the Ascertainable Unused Employee Shares from the 1995 Employee Plan to the 2004 Plan and registering them on a Form S-8 covering the 2004 Plan. Accordingly, the transferred shares need to de-registered under the 1995 Employee Plan. In the future, from time to time as options covering them, lapse, expire, or otherwise terminate without being exercised, the Indeterminate Unused Employee Shares are transferred from the 1995 Employee Plan to the 2004 Plan and will need to be de-registered under the 1995 Employee Plan as well.

The following registration statements on Form S-8 cover the aggregate 4,745,000 shares reserved under the 1995 Employee Plan: Registration Statement No. 333-108443 filed on September 2, 2003, covers 630,000 shares; Registration Statement No 333-102199 filed on December 24, 2002, covers 460,000 shares; Registration Statement No. 333-88250 filed on May 15, 2002, covers 500,000 shares; Registration Statement No. 333-43138 filed on August 4, 2000, covers 510,000 shares; Registration Statement No. 333-61833 filed on August 19, 1998, covers 275,000 shares ; Registration Statement No. 333-44959 filed on January 27, 1998, covers 350,000 shares; Registration Statement No. 333-10257 filed on August 15, 1996, covers 420,000 shares; and Registration Statement No. 333-61907 filed on August 17, 1995, covers 1,600,000 shares. Registration Statement No. 333-108443, as concurrently being amended, will cover the 50,000 shares being left in the 1995 Employee Plan for grant to UK employees under the SubPlan and 299,484 shares which are among the Indeterminate Unused Employee Shares, with the 280,516 share balance being transferred to the 2004 Plan and de-registered under the 1995 Employee Plan. From time to time in the future, the Company intends to transfer the Indeterminate Unused Employee Shares from the 1995 Employee Plan to the 2004 Plan as options under the 1995 Employee Plan lapse, expire, or otherwise terminate. Such transfers will come first from Registration Statement No. 333-108443 until its 299,484 share balance is used up, hence will come from Registration Statement No. 333-102199 until its 460,000 share balance is used up, and then will come from the 500,000 shares covered by this Registration Statement No. 333-33250.

There are 87,431 shares of Common Stock that were originally reserved under the 1995 Directors Plan and which, as of the Effective Date, were not subject to outstanding options under the 1995 Directors Plan and had not been issued pursuant to the prior exercise of options granted under the 1995 Directors Plan (the “Ascertainable Unused Directors Shares”). In addition, there are 203,000 shares of Common Stock originally reserved under the 1995 Directors Plan which as of the Effective Date were subject to outstanding options under the 1995 Directors Plan, some number of which options will lapse, expire, or otherwise terminate in the future without being exercised (the “Indeterminate Unused Directors Shares”). The Company is transferring all of the Ascertainable Unused Directors Shares from the 1995 Directors Plan to the 2004 Plan and registering them on a Form S-8 covering the 2004 Plan. Accordingly, the transferred shares need to de-registered. In the future, from time to time as options covering them, lapse, expire, or otherwise terminate without being exercised, the Indeterminate Unused Directors Shares are transferred from the 1995 Directors Plan to the 2004 Plan and will need to be de-registered as well.

The following registration statements on Form S-8 cover the aggregate 450,000 shares reserved under the 1995 Directors Plan: Registration Statement No 333-102199 filed on December 24, 2002, covers 60,000 shares; Registration Statement No. 333-88250 filed on May 15, 2002, covers 70,000 shares; Registration Statement No. 333-43138 filed on August 4, 2000, covers 40,000 shares; Registration Statement No. 333-61833 filed on August 19, 1998, covers 60,000 shares; Registration Statement No. 333-44959 filed on January 27, 1998, covers 50,000 shares; Registration Statement No. 333-10257 filed on August 15, 1996, covers 20,000 shares; and Registration Statement No. 333-61907 filed on August 17, 1995, covers 150,000 shares. Registration Statement No. 333-102199 is being concurrently amended to de-register 60,000 of the 87,431 Ascertainable Unused Directors Shares while this Registration Statement No. 333-88250 is being amended by this Post-Effective Amendment No. 1 to deregister the 27,431 share balance of the 87,431 Ascertainable Unused Directors Shares, leaving 42,569 shares covered by this Registration Statement remaining under the 1995 Directors Plan which are part of the Indeterminate Unused Directors Shares. From time to time in the future, the Company intends to transfer the Indeterminate Unused Directors Shares from the 1995 Directors Plan to the 2004 Plan as options under the 1995 Directors Plan lapse, expire, or otherwise terminate. Such transfers will come first from this Registration Statement No. 333-88250 until its 42,569 share balance is used up and then will come from Registration Statement No. 333-43138

De-Registration

As described above, 27,413 of the 87,413 Ascertainable Unused Directors Shares which the Company is transferring from the 1995 Directors Plan to the 2004 Plan are covered by this Registration Statement No. 333-108443. Accordingly, such 27,413 transferred shares are hereby de-registered and thus removed from registration under this Registration Statement by this Post-Effective Amendment No. 1. The remaining 42,569 shares under the 1995 Directors Plan covered by this Registration Statement are among the Indeterminate Unused Directors Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment Number One to Form S-8 Registration Statement and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 11th day of November, 2004.

CALIFORNIA MICRO DEVICES CORPORATION

By	/s/ Robert V. Dickinson
Robert V. Dickinson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment Number One to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Robert V. Dickinson	Director, President and Chief Executive Officer (Principal Executive Officer)	November 11, 2004
Robert V. Dickinson

/s/ R. Gregory Miller	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 11, 2004
R. Gregory Miller

/s/ Jeffrey C. Kalb*	Director	November 11, 2004
Jeffrey C. Kalb

/s/ Wade F. Meyercord*	Director	November 11, 2004
Wade F. Meyercord

/s/ J. Daniel McCranie*	Director	November 11, 2004
J. Daniel McCranie

/s/ John L. Sprague*	Director	November 11, 2004
John L. Sprague

/s/ Donald L. Waite*	Director	November 11, 2004
Donald L. Waite

*	by Robert V. Dickinson, attorney in-fact